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                           AIRBORNE, INC. AND SUBSIDIARIES
                          RATIO OF EARNINGS TO FIXED CHARGES

                                     EXHIBIT 12.1
                                (Dollars in thousands)

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
                                                                 ACTUALS FOR THE YEAR ENDED DECEMBER 31,
                                                 1997            1998             1999           2000            2001
                                             ------------    ------------     ------------    -----------    -----------
EARNINGS:
     Earnings (loss) before taxes              $197,465        $221,585         $147,388        $23,226       ($28,904)
     Fixed charges                               41,819          31,069           31,682         40,670         43,331
     Less: Capitalized interest expenses         (1,869)         (5,850)          (3,969)        (6,770)        (2,377)
                                             ------------    ------------     ------------    -----------    -----------
          Total earnings                       $237,415        $246,804         $175,101        $57,126        $12,050
                                             ============    ============     ============    ===========    ===========

CALCULATION OF FIXED CHARGES:
      Net interest expense                     $ 27,790        $ 12,882         $ 17,262        $23,425        $19,868
      Add: Capitalized interest expenses          1,869           5,850            3,969          6,770          2,377
      Add: Interest income                          105             169              232            371          1,696
                                             ------------    ------------     ------------    -----------    -----------
          Gross interest expense                 29,764          18,901           21,463         30,566         23,941

DISCOUNTS ON SALES OF RECEIVABLES                    -               -                -             96           9,293

AMORTIZATION OF DEBT EXPENSE                        520             383              377            452            800

RENTAL EXPENSE:
      Total                                     115,350         117,862           98,416         95,559         92,969
      Factor                                         10%             10%              10%            10%            10%
                                             ------------    ------------     ------------    -----------    -----------
           Net "interest" component              11,535          11,786            9,842          9,556          9,297
                                             ------------    ------------     ------------    -----------    -----------
      TOTAL FIXED CHARGES                      $ 41,819        $ 31,069         $ 31,682        $40,670        $43,331
                                             ============    ============     ============    ===========    ===========

RATIO OF EARNINGS TO FIXED CHARGES                 5.68            7.94             5.53           1.40             -
                                             ============    ============     ============    ===========    ===========
                                                   FOR THE            FOR THE
                                                QUARTER ENDED      QUARTER ENDED
                                                MARCH 31, 2002     MARCH 31, 2001
                                              -----------------------------------
EARNINGS:
     Earnings (loss) before taxes                 $  8,913           ($26,267)
     Fixed charges                                  11,668              2,885
     Less: Capitalized interest expenses                 0             (1,058)
                                                 ------------------------------
          Total earnings (loss)                   $ 20,581           ($24,440)
                                                 ==============================

CALCULATION OF FIXED CHARGES:
      Net interest expense                        $  6,871            ($4,497)
      Add: Capitalized interest expenses                 0              1,058
      Add: Interest income                             808                112
                                                 ==============================
          Gross interest expense                     7,679             (3,327)

DISCOUNTS ON SALES OF RECEIVABLES                    1,305              3,758

AMORTIZATION OF DEBT EXPENSE                           283                140

RENTAL EXPENSE:
      Total                                         24,011             23,134
      Factor                                            10%                10%
                                                 ------------------------------
           Net "interest" component                  2,401              2,313
                                                 ------------------------------
      TOTAL FIXED CHARGES                         $ 11,668           $  2,885
                                                 ==============================

RATIO OF EARNINGS TO FIXED CHARGES                    1.76                ---
                                                 ==============================
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